UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2013

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2013, the registrant’s majority-owned subsidiary Changyou.com Limited (“Changyou”), through its wholly-owned subsidiary Changyou.com Webgames (HK) Limited, entered into a definitive agreement (the “Acquisition Agreement”) with Burgeon Max Limited, Cadgwith Investments Limited, Double Merits Holdings Limited, Euro Logistics Limited, and Changyou’s indirect majority-owned Web games subsidiary 7Road.com Limited (“7Road”). Subject to the conditions of the Acquisition Agreement, Changyou will acquire all of the ordinary shares of 7Road held by the minority shareholders, representing 28.074% of the outstanding share capital of 7Road, for aggregate fixed cash consideration of approximately US$78 million. Following the closing of the acquisition, 7Road will be an indirect wholly-owned subsidiary of Changyou, and Changyou’s variable interest entity Beijing Gamease Age Digital Technology Co., Ltd. will be the sole shareholder of 7Road’s variable interest entity Shenzhen 7Road Technology Co., Ltd.

Effective with the execution of the Acquisition Agreement, Mr. Dewen Chen, Changyou’s president, was appointed as the Chairman and acting chief executive officer of 7Road, and Mr. Kai Cao resigned as a director and as chief executive officer of 7Road. Upon the closing of the acquisition, the former minority shareholders’ existing non-competition covenant with Changyou will be terminated, and an agreement will take effect under which the former minority shareholders agree, for a period of two years after the closing, to not solicit or hire existing employees of 7Road.

The acquisition is expected to close by May 31, 2013, subject to regulatory approvals and customary closing conditions specified in the Acquisition Agreement.

Item 8.01 Other Events.

On May 2, 2013, the registrant and Changyou issued a joint press release, a copy of which is filed herewith as Exhibit 99.1, announcing the execution of the Acquisition Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	The following Exhibit is filed as part of this report:

99.1	Press release dated May 2, 2103

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 2, 2013	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Co-President and Chief Financial Officer

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